Exhibit 12.1

August 3, 2017

Dakota Real Estate Investment Trust

3003 32nd Ace. S., Suite 250

Fargo, ND 58103

Re: Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering Statement and the offering by Dakota Real Estate Investment Trust (the “Company”) of up to 671,140 of the Company’s Class A Voting Shares and up to 671,140 of the Company’s Class B Shares (collectively the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to North Dakota’s law relating to Real Estate Investment Trusts, N.D.C.C. ch. 10-34 (which includes reported judicial decisions interpreting the same).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement as Appendix B, the Shares will be validly issued and fully paid and holders of the Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

PO Box 3143  |  Fargo ND 58108  |  701-478-7620 office  |  701-478-7621 fax  |  www.fremstadlaw.com

Very truly yours,

/s/ Fremstad Law Firm
Fremstad Law Firm